EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Record Third Quarter 2021 Financial Results

- Record quarterly net sales of $3.85 billion
- Record quarterly gross profit of $1.21 billion driven by strong gross profit margin of 31.5%
- LIFO expense of $262.5 million or $3.06 per diluted share
- Record quarterly pretax income of $532.6 million and record pretax income margin of 13.8%
- Record quarterly EPS of $6.15
- Repurchased $131.0 million of Reliance common stock

LOS ANGELES, Oct. 28, 2021 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2021.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Nine Months Ended September 30,		Year-Over-Year		Year-Over-Year
	Q3 2021	Q2 2021	% Change	2021	2020	% Change	Q3 2020	% Change
Income Statement Data:
Net sales	$3,847.4	$3,418.8	12.5%	$10,104.6	$6,677.8	51.3%	$2,085.6	84.5%
Gross profit[1]	$1,211.1	$1,082.2	11.9%	$3,247.0	$2,071.5	56.7%	$676.1	79.1%
Gross profit margin[1]	31.5%	31.7%	(0.2)%	32.1%	31.0%	1.1%	32.4%	(0.9)%
Non-GAAP gross profit margin[1,2]	31.5%	31.7%	(0.2)%	32.1%	31.6%	0.5%	32.4%	(0.9)%
LIFO expense (income)	$262.5	$200.0		$562.5	$(37.5)		$(12.5)
LIFO expense (income) as a % of net sales	6.8%	5.8%	1.0%	5.6%	(0.5)%	6.1%	(0.6)%	7.4%
LIFO expense (income) per diluted share, net of tax	$3.06	$2.31		$6.53	$(0.43)		$(0.15)
Non-GAAP pretax expense (income) adjustments²	$—	$(1.3)		$(3.2)	$178.9		$31.0
Pretax income	$532.6	$444.1	19.9%	$1,335.7	$312.1	328.0%	$127.0	319.4%
Non-GAAP pretax income[2]	$532.6	$442.8	20.3%	$1,332.5	$491.0	171.4%	$158.0	237.1%
Net income attributable to Reliance	$395.7	$329.1	20.2%	$991.7	$239.5	314.1%	$97.6	305.4%
Diluted EPS	$6.15	$5.08	21.1%	$15.35	$3.66	319.4%	$1.51	307.3%
Non-GAAP diluted EPS[2]	$6.15	$5.06	21.5%	$15.31	$5.71	168.1%	$1.87	228.9%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$142.2	$101.6	40.0%	$405.6	$942.8	(57.0)%	$296.3	(52.0)%
Free cash flow[3]	$87.1	$21.5	305.1%	$226.7	$808.1	(71.9)%	$258.1	(66.3)%
Net debt-to-total capital[4]	14.7%	14.0%		14.7%	17.3%		17.3%
Net debt-to-EBITDA[2,5]	0.6x	0.7x		0.6x	1.1x		1.1x

Capital Allocation Data:
Capital expenditures	$55.1	$80.1		$178.9	$134.7		$38.2
Dividends	$43.7	$43.8		$132.3	$122.8		$41.0
Share repurchases	$131.0	$24.0		$155.0	$300.2		$0.2

Key Business Metrics:
Tons sold	1,358.2	1,424.0	(4.6)%	4,191.9	3,964.1	5.7%	1,283.5	5.8%
Average selling price per ton sold	$2,862	$2,418	18.4%	$2,428	$1,680	44.5%	$1,609	77.9%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“I continue to be inspired by the outstanding operational performance by my colleagues throughout the Reliance Family of Companies,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “Our resilient business model, favorable metal pricing trends and excellent execution combined to produce another quarter of record-setting financial results. The favorable pricing environment along with fundamentally strong underlying demand in many of the key end markets we serve drove record quarterly net sales of $3.85 billion. In addition, strict pricing discipline by our managers in the field helped us generate a strong gross profit margin of 31.5% which, when combined with our record sales, generated record quarterly gross profit dollars of $1.21 billion in the third quarter of 2021. Despite various supply chain disruptions and continued increases in metal pricing that drove LIFO expense of $262.5 million in the third quarter, our record quarterly net sales along with record gross profit dollars and our continued focus on expense control led to a third consecutive quarter of record quarterly pretax income of $532.6 million. As a result, our quarterly earnings per diluted share of $6.15 were also a record and were up 21.1% from our record EPS achieved in the prior quarter.”

Mr. Hoffman continued, “Our flexible and dynamic capital allocation strategy supports concurrent investments in growth as well as stockholder returns. On October 1, 2021, we completed the acquisition of Merfish United, a leading master distributor of tubular building products in the U.S. Merfish United aligns with our strategy of acquiring immediately accretive companies with strong management teams and significant customer, product and geographical diversification. We expect Merfish United will help position Reliance in the broader industrial distribution space as well as provide a platform for further growth in this area, both organically and through future acquisitions. During the third quarter of 2021 we also invested $55.1 million in capital expenditures, including many innovative solutions that further strengthen our value proposition to our customers, and we returned $174.7 million to our stockholders through the payment of $43.7 million in dividends and the repurchase of $131.0 million of Reliance common stock.”

Mr. Hoffman concluded, “I am very pleased with our record-setting third quarter financial results and commend all of my colleagues for their hard work and unwavering focus during the quarter. Despite the challenges of the ongoing pandemic, an extremely tight labor market and limited metal availability, we sustained our efforts to ensure that we continued to provide our valued customers with the products they need, often in 24 hours or less, while simultaneously executing our growth strategy, generating strong earnings and returning value to our stockholders.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. During the third quarter of 2021, the Company’s tons sold decreased 4.6% compared to the second quarter of 2021, generally in line with the typical third quarter seasonal decline, but below Reliance’s expectations of down 1% to up 1% due to various factors hindering economic activity such as continued supply disruptions, including limited metal availability, and labor shortages experienced by Reliance, its customers and its suppliers. The Company continues to believe underlying demand is stronger than its third quarter shipment levels reflect which bodes well for demand levels into 2022.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, remained at solid levels after reaching pre-pandemic levels during the second quarter of 2021. Reliance is optimistic that demand for non-residential construction activity in the key areas in which the Company participates will continue to steadily improve through the remainder of 2021 and into 2022 based on healthy backlogs and solid quoting activity, positive customer sentiment and favorable key industry indicators.

Demand for the toll processing services Reliance provides to the automotive market fell slightly from the prior quarter. However, the Company believes underlying demand is stronger than its third quarter trends reflect due to the continued impact of the global microchip shortage on production levels in certain automotive markets, which was partly offset by solid performance related to Reliance’s recent facility expansions in Indiana, Kentucky, Michigan and Texas. Reliance is cautiously optimistic that demand for its toll processing services will improve in 2022 and maintains its positive long-term outlook for this end market.

Underlying demand in heavy industry for both agricultural and construction equipment remains strong. Reliance shipments declined in the third quarter compared to the prior quarter due to higher than anticipated seasonal shutdowns at many customers along with broad customer supply chain disruptions and labor constraints. Nevertheless, the Company’s third quarter shipments exceeded pre-pandemic levels. Reliance expects the strong underlying demand in the heavy equipment and manufacturing industries to continue into 2022.

Semiconductor demand remains strong with Reliance’s third quarter shipments somewhat impacted by global supply chain issues, and Reliance expects strong demand to continue through 2022.

Demand in commercial aerospace was impacted by normal seasonal factors, especially in Europe. Reliance is cautiously optimistic that demand in commercial aerospace will slowly improve throughout 2022 as build rates are increasing and excess inventory in the supply chain continues to decline. Demand in the military, defense and space portions of Reliance’s aerospace business remains solid with strong backlogs, and continued to exceed pre-pandemic levels. The Company anticipates strong demand in the non-commercial aerospace market will continue into 2022.

Demand in the energy (oil and natural gas) market continued its slow improvement in the third quarter due to increased activity driven by higher oil and natural gas prices. Reliance is cautiously optimistic demand will continue to improve at modest levels for this end market into 2022.

Balance Sheet & Cash Flow
At September 30, 2021, Reliance had total debt outstanding of $1.66 billion with no outstanding borrowings under its $1.5 billion revolving credit facility, $638.4 million of cash on hand and a net debt-to-EBITDA ratio of 0.6x. Reliance generated cash flow from operations of $142.2 million during the third quarter of 2021 despite a significant increase in working capital attributable to higher metal prices.

Stockholder Return Activity
On October 26, 2021, the Board of Directors declared a quarterly cash dividend of $0.6875 per share of common stock, payable on December 3, 2021 to stockholders of record as of November 19, 2021. Reliance has paid regular quarterly dividends for 62 consecutive years without suspension or reduction and has increased the dividend 28 times since its 1994 IPO.

In the third quarter of 2021, the Company repurchased approximately 0.9 million shares of its common stock at an average cost of $147.89 per share for a total of $131.0 million. In the last five years, the Company has repurchased 11.7 million shares of its common stock at an average cost of $89.92 per share, for a total of $1.05 billion. Reliance expects to maintain its disciplined but flexible approach to capital allocation focusing on both growth, which remains a top priority, as well as stockholder return activities, including regular quarterly dividends and opportunistic stock repurchases.

Acquisition of Merfish United
As previously announced, effective October 1, 2021, Reliance acquired Merfish United, a leading master distributor of tubular building products in the United States. Headquartered in Ipswich, Massachusetts, Merfish United distributes a broad range of steel pipe, copper tubing, plastic pipe, electrical conduit and related products for the commercial, residential, municipal and industrial building markets to 47 U.S. states from twelve strategically located distribution centers. Merfish United’s net sales were approximately $600 million for the twelve-month period ended September 30, 2021.

Corporate Developments
As previously announced, effective October 5, 2021, Frank J. Dellaquila joined the Reliance Board as an independent director. Mr. Dellaquila was appointed to Reliance’s Audit Committee and the Board has designated him an audit committee financial expert. Mr. Dellaquila is the senior executive vice president and chief financial officer of Emerson Electric Co., a technology and engineering company providing solutions across a broad range of industries and markets. Reliance’s Board is now comprised of 12 members, 10 of whom are independent.

Reliance will relocate its corporate headquarters from Los Angeles, California to Scottsdale, Arizona in the first half 2022. The Scottsdale office will serve as Reliance’s principle executive office and the Company’s senior corporate officers will office there. Reliance is a Delaware corporation operating through approximately 300 division and subsidiary locations in 40 states and 13 countries outside of the United States, and the relocation of the Company’s corporate headquarters to Scottsdale reflects Reliance’s growth and expansion as well as its evaluation of post-pandemic business opportunities and related operating practicalities. Reliance will maintain a presence in the greater Los Angeles area with innovative office arrangements that reflect the redefined post-COVID workplace and meet the needs of the Company’s corporate administrative personnel who will remain in California.

Business Outlook
Reliance remains optimistic about business conditions in the current environment with strong or recovering underlying demand in the majority of the end markets it serves. However, the Company expects factors impacting shipment levels in the third quarter of 2021 such as metal supply constraints, labor shortages and supply chain disruptions will continue to persist in the fourth quarter of 2021. In addition, Reliance anticipates demand will be impacted by normal seasonal factors including customer holiday-related shutdowns and fewer shipping days in the fourth quarter of 2021 compared to the third quarter of 2021. Accordingly, the Company estimates its tons sold will be down 5% to 8% in the fourth quarter of 2021 compared to the third quarter of 2021. Reliance expects pricing for certain stainless and aluminum products to increase in the fourth quarter, offsetting the impact of declining pricing trends for certain carbon products. Also, as metal prices at the beginning of the fourth quarter of 2021 are higher than the average for the third quarter of 2021, Reliance estimates its average selling price per ton sold for the fourth quarter of 2021 will be up 5% to 7%. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $5.05 to $5.15 for the fourth quarter of 2021.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s third quarter 2021 financial results and business outlook will be held today, October 28, 2021 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13723660. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 11, 2021 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13723660. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2020, Reliance’s average order size was $1,910, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, and the impacts of labor constraints, supply chain disruptions, COVID-19 and changes in worldwide and U.S. economic conditions that could materially impact the company, its customers and suppliers and demand for the company’s products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the outbreak, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on its business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Third Quarter 2021 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q3 2021	Q2 2021	Sequential Quarter Change	Q3 2020	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,098.5	1,156.4	(5.0)%	1,040.2	5.6%	20.8%	107.1%
Stainless steel	78.5	81.1	(3.2)%	70.3	11.7%	18.8%	62.6%
Aluminum	77.4	78.4	(1.3)%	70.5	9.8%	8.7%	23.7%
Alloy	35.2	35.5	(0.8)%	28.3	24.4%	7.6%	26.7%

	Sales ($'s in millions; % change)
	Q3 2021	Q2 2021	Sequential Quarter Change	Q3 2020	Year-Over-Year Change
Carbon steel	$2,406.4	$2,098.1	14.7%	$1,100.8	118.6%
Stainless steel	$621.3	$539.5	15.2%	$341.8	81.8%
Aluminum	$534.9	$498.8	7.2%	$394.3	35.7%
Alloy	$143.8	$134.9	6.6%	$91.0	58.0%

Year-to-Date (9 months) 2021 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2021	2020	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	3,400.6	3,210.6	5.9%	66.8%
Stainless steel	240.5	216.6	11.0%	34.2%
Aluminum	233.7	224.0	4.3%	10.3%
Alloy	105.1	103.2	1.8%	13.5%

	Sales ($'s in millions; % change)
	2021	2020	Year-Over-Year Change
Carbon steel	$6,163.7	$3,490.8	76.6%
Stainless steel	$1,613.7	$1,083.1	49.0%
Aluminum	$1,496.5	$1,299.9	15.1%
Alloy	$396.0	$342.3	15.7%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$3,847.4	$2,085.6	$10,104.6	$6,677.8

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,636.3	1,409.5	6,857.6	4,606.3
Warehouse, delivery, selling, general and administrative ("SG&A")	606.8	449.2	1,688.6	1,410.4
Depreciation and amortization	56.7	56.4	172.1	170.8
Impairment of long-lived assets	—	10.0	—	107.9
	3,299.8	1,925.1	8,718.3	6,295.4

Operating income	547.6	160.5	1,386.3	382.4

Other (income) expense:
Interest expense	15.6	15.7	47.0	47.2
Other (income) expense, net	(0.6)	17.8	3.6	23.1
Income before income taxes	532.6	127.0	1,335.7	312.1
Income tax provision	135.9	28.7	340.6	70.2
Net income	396.7	98.3	995.1	241.9
Less: Net income attributable to noncontrolling interests	1.0	0.7	3.4	2.4
Net income attributable to Reliance	$395.7	$97.6	$991.7	$239.5

Earnings per share attributable to Reliance stockholders:
Diluted	$6.15	$1.51	$15.35	$3.66
Basic	$6.25	$1.53	$15.61	$3.71

Shares used in computing earnings per share:
Diluted	64,350	64,688	64,617	65,503
Basic	63,275	63,758	63,526	64,578

Cash dividends per share	$0.6875	$0.6250	$2.0625	$1.8750

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	September 30,	December 31,
	2021	2020*
ASSETS
Current assets:
Cash and cash equivalents	$638.4	$683.5
Accounts receivable, less allowance for credit losses of $28.0 at September 30, 2021 and $19.0 at December 31, 2020	1,693.5	926.3
Inventories	1,877.8	1,420.4
Prepaid expenses and other current assets	74.3	80.5
Income taxes receivable	—	2.1
Total current assets	4,284.0	3,112.8
Property, plant and equipment:
Land	256.2	260.1
Buildings	1,266.2	1,240.0
Machinery and equipment	2,208.6	2,107.8
Accumulated depreciation	(1,928.4)	(1,815.7)
Property, plant and equipment, net	1,802.6	1,792.2

Operating lease right-of-use assets	199.8	204.0
Goodwill	1,935.3	1,935.2
Intangible assets, net	919.5	947.1
Cash surrender value of life insurance policies, net	30.8	43.7
Other assets	80.4	71.8
Total assets	$9,252.4	$8,106.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$519.4	$259.3
Accrued expenses	117.0	88.9
Accrued compensation and retirement costs	239.6	165.8
Accrued insurance costs	40.8	42.0
Current maturities of long-term debt and short-term borrowings	4.9	6.0
Current maturities of operating lease liabilities	48.9	51.0
Income taxes payable	36.5	—
Total current liabilities	1,007.1	613.0
Long-term debt	1,641.4	1,638.9
Operating lease liabilities	151.9	154.1
Long-term retirement costs	105.8	95.8
Other long-term liabilities	22.3	26.7
Deferred income taxes	456.0	455.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 62,694 at September 30, 2021 and 63,600 at December 31, 2020	0.1	0.1
Retained earnings	5,943.5	5,193.2
Accumulated other comprehensive loss	(82.9)	(77.9)
Total Reliance stockholders’ equity	5,860.7	5,115.4
Noncontrolling interests	7.2	7.3
Total equity	5,867.9	5,122.7
Total liabilities and equity	$9,252.4	$8,106.8

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2021	2020
Operating activities:
Net income	$995.1	$241.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	172.1	170.8
Impairment of long-lived assets	—	107.9
Provision for credit losses	10.6	8.3
Deferred income tax benefit	(0.2)	(26.7)
Stock-based compensation expense	55.1	29.9
Postretirement benefit plan settlement expense	—	19.4
Other	(1.3)	10.3
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(774.6)	114.4
Inventories	(453.3)	221.9
Prepaid expenses and other assets	47.7	81.9
Accounts payable and other liabilities	354.4	(37.2)
Net cash provided by operating activities	405.6	942.8

Investing activities:
Purchases of property, plant and equipment	(178.9)	(134.7)
Proceeds from sales of property, plant and equipment	26.8	6.2
Other	3.9	0.8
Net cash used in investing activities	(148.2)	(127.7)

Financing activities:
Net short-term debt (repayments) borrowings	(0.8)	0.7
Proceeds from long-term debt borrowings	—	1,673.7
Principal payments on long-term debt	(0.3)	(1,615.4)
Debt issuance costs	—	(6.4)
Dividends and dividend equivalents paid	(132.3)	(122.8)
Share repurchases	(155.0)	(300.2)
Noncontrolling interest purchased	—	(8.0)
Other	(13.4)	(16.5)
Net cash used in financing activities	(301.8)	(394.9)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(2.9)
(Decrease) increase in cash and cash equivalents	(45.1)	417.3
Cash and cash equivalents at beginning of year	683.5	174.3
Cash and cash equivalents at end of period	$638.4	$591.6

Supplemental cash flow information:
Interest paid during the period	$39.1	$34.6
Income taxes paid during the period, net	$297.3	$68.3

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2021	2021	2020	2021	2021	2020
Net income attributable to Reliance	$395.7	$329.1	$97.6	$6.15	$5.08	$1.51
Impairment and restructuring charges	—	—	14.6	—	—	0.22
Non-recurring settlement charges	—	—	14.6	—	—	0.23
Debt restructuring charge	—	—	1.8	—	—	0.03
Gains related to sales of non-core assets	—	(1.3)	—	—	(0.02)	—
Income tax expense (benefit) related to above items	—	0.3	(7.7)	—	—	(0.12)
Non-GAAP net income attributable to Reliance	$395.7	$328.1	$120.9	$6.15	$5.06	$1.87

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2021	2020	2021	2020
Net income attributable to Reliance		$991.7	$239.5	$15.35	$3.66
Impairment and restructuring charges		0.1	157.7	—	2.41
Non-recurring settlement charges		—	19.4	—	0.30
Debt restructuring charge		—	1.8	—	0.03
Gains related to sales of non-core assets		(3.3)	—	(0.05)	—
Income tax expense (benefit) related to above items		0.8	(44.7)	0.01	(0.69)
Non-GAAP net income attributable to Reliance		$989.3	$373.7	$15.31	$5.71

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Pretax income	$532.6	$444.1	$127.0	$1,335.7	$312.1
Impairment and restructuring charges	—	—	14.6	0.1	157.7
Non-recurring settlement charges	—	—	14.6	—	19.4
Debt restructuring charge	—	—	1.8	—	1.8
Gains related to sales of non-core assets	—	(1.3)	—	(3.3)	—
Non-GAAP pretax income	$532.6	$442.8	$158.0	$1,332.5	$491.0

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Gross profit - LIFO	$1,211.1	$1,082.2	$676.1	$3,247.0	$2,071.5
Restructuring (credits) charges, net	—	—	(0.2)	—	39.6
Non-GAAP gross profit	1,211.1	1,082.2	675.9	3,247.0	2,111.1
LIFO expense (income)	262.5	200.0	(12.5)	562.5	(37.5)
Non-GAAP gross profit - FIFO	$1,473.6	$1,282.2	$663.4	$3,809.5	$2,073.6

Gross profit margin - LIFO	31.5%	31.7%	32.4%	32.1%	31.0%
Restructuring (credits) charges, net as a % of sales	—	—	—	—	0.6%
Non-GAAP gross profit margin	31.5%	31.7%	32.4%	32.1%	31.6%
LIFO expense (income) as a % of sales	6.8%	5.8%	(0.6)%	5.6%	(0.5)%
Non-GAAP gross profit margin - FIFO	38.3%	37.5%	31.8%	37.7%	31.1%

	September 30,	June 30,	September 30,
	2021	2021	2020
Carrying amount of debt	$1,646.3	$1,645.9	$1,644.1
Less: Cash and cash equivalents	638.4	727.6	591.6
Net debt	$1,007.9	$918.3	$1,052.5

	Twelve Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
Net income	$1,125.6	$827.2	$408.2
Depreciation and amortization	228.6	228.3	226.9
Impairment of long-lived assets	0.1	10.1	107.9
Interest expense	62.7	62.8	63.8
Income taxes	376.2	269.0	113.5
EBITDA	$1,793.2	$1,397.4	$920.3

Net debt-to-EBITDA	0.6x	0.7x	1.1x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, mainly related to certain of the Company's energy-related businesses, closure of some of its locations and costs relating to COVID-19 downsizing; pension settlement charges, non-recurring expenses related to the amendment of its credit agreement and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[5] Net debt-to-EBITDA is calculated as total debt (net of cash) divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets for the most recent twelve months.